Mining Lease and Option to Purchase Agreement

This Mining Lease and Option to Purchase Agreement ("Agreement") is made and entered into by and between the Energex LLC, "Owner" and MAX RESOURCE, INC. a company incorporated pursuant to the laws of the State of Nevada with an office located at 5004 Albuquerque Road, Reno, Nevada 89511 ("Lessee" or "Max") as of the lst day of September, 2009.

Recitals

A..

OWNER .owns the...CJ.NL-10 inclusive, unpatented lode mining claims in-section

10. T. 35 N., R. 36 E., Humboldt County, Nevada These claims are described in greater detail in Exhibit A attached to, and by this reference incorporated into this Agreement and are sometimes referred to in this Agreement as the "Property".

B.

Owner desires to lease the Property to Lessee and to grant to Lessee the option to purchase the Property on the terms and conditions of this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

I.

Definitions. The following defined terms, wherever used in this Agreement, shall have the meaning described below:

1.1

"Area of Interest" means any federally owned mineral rights located within one

(1) mile from the exterior boundaries of the Property.

1.2

"Closing Date" means the date on which Lessee's purchase of the Property is closed in accordance with Section 5.

1.3

"Effective Date" means the date of this Agreement.

1.4

"Governmental Regulations" means all directives, laws, orders, ordinances,

regulations and statutes of any Federal, state or local agency, court or office.

1.5

"Interest Rate" means twelve percent (10%) per annum.

1.6

"Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.7

"Lessee means Max Resource. Inc., its successors and assigns.

1.8

"Minerals" means all minerals and mineral materials, including gold, silver,

platinum, and platinum group metals, base metals (including antimony, chromium, cobalt,

copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.9

"Minimum Payments" means the minimum payments payable by Lessee in accordance with Section 4.1.

1,10

"Net Smelter Returns" means the net smelter returns from the production of

Minerals from the Property as calculated and determined in accordance with Exhibit 1 attached to the conveyance to be executed and delivered by Owner in accordance with Section 5.5.

1.11 "Owner" means the Energex LLC, its successors and assigns,

1.12 "Option" means the Option granted by Owner to Lessee to purchase the Property.

1.13 "Property" means the unpatented mining claims situated in Humboldt County, Nevada, more particularly described in Exhibit A.

1.14 "Purchase Price" means the purchase price for the Property described in Section

5

1.1.5 "Royalty" means the production royalty payable by Lessee to Owner in accordance with Section 4.3.

2.

Lease and Grant of Rights. Owner leases the Property to Lessee and grants Lessee the rights and privileges described in this Section.

Lease. Owner leases the Property to Lessee for the purpose of exploration for Minerals, provided, however, that Lessee shall have no right to construct, develop or operate a mine on the Property without first having exercised and closed the Option.

2.2

Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, Lessee shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by Lessee in its operations on the Property. If Lessee acquires or files any application for appropriation or a permit, it shall cause each such application and permit to be taken jointly in the names of Owner and Lessee. On termination of this Agreement, except on Lessee's exercise and closing of the Option, Lessee shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by Lessee during the term of this Agreement. If Lessee exercises and closes the Option, Owner shall assign and convey to Lessee all permits and water rights appurtenant to the Property.

3.

Term. The initial term of this Agreement shall commence on the Effective Date and shall expire ten (10) years after the Effective -Date, unless this Agreement is sooner terminated, canceled or extended. Owner grants to Lessee and Lessee shall have the option and right to extend the term of this Agreement for ten (10) additional extension terms of one (1) year each on the express condition that Lessee has conducted exploration activities on the Property during the 12 months prior to end of the proposed extension term and Lessee is current in its performance of all of its obligations under this Agreement, including, expressly, Lessee's payment obligations. If Lessee elects to extend the term of this Agreement, Lessee shall notify Owner not less than thirty (30) days before expiration of the term immediately proceeding the proposed extension term.

4.

Payments.

Lessee shall make the following payments to Owner:

4.1

Rental Payments. On the dates described .below, Lessee..shall.payta Owner the.

sums described below:

Date

Payment Amount

Upon execution of this Agreement

$ 5,000

First anniversary of Effective Date

$25,000

Second anniversary of Effective Date

$35,000

Third anniversary of Effective Date and each

$50,000

Subsequent anniversary of the Effective Date

These rental payments shall not be credited against the Royalty or the Purchase Price. If the Option. to Purchase the Property is exercised during the term of the rental payments, no further property rental payments will be due.

4.2

Minimum Advance Net Smelter RoyaltyPayments. On the first and all subsequent anniversaries of the exercise of the Option, until sustained commercial production begins, a minimum advance royalty payment of $50,000 shall be paid to Owner. Minimum advance royalty payments shall be creditable against Lessee's Royalty payment obligations.

4.3

Production Royalty. Lessee shall pay to Owner a production royalty equal to three percent (3%) of the Net Smelter Returns from the production or sale of Minerals from the Property. Lessee shall calculate and pay the Royalty in accordance with Exhibit 1 attached to the conveyance to be executed and delivered by Owner in accordance with section 5.5. Lessee shall pay the Royalty within one month after the last day of each month during which Lessee sells or ships any Minerals, materials or ores. Lessee shall have the option to purchase a portion of the Royalty representing a one percent (1.0%) Net Smelter Return Royalty for the sum of

,000,000.(one million dollars) in accordance with the terms of the conveyance to be executed and delivered in accordance with Section 5.5. Lessee may exercise its option to purchase such part of the Royalty at any time during the term of this Agreement or during the time prescribed in the conveyance.

4.4

Method of Payment. All payments by Lessee to Owner shall be paid by check delivered to Owner at its address for notice purposes or by wire transfer to an account designated by Owner.

4.5

Late Charge and Interest. If Lessee does not timely pay any Rental Payment or any other amount payable by Lessee under this Agreement within thirty (30) days after the date on which such payment is due, Lessee shall pay to Owner a late charge equal to ten percent (10%) of such overdue amount. Owner's acceptance of the late charge payment shall not constitute a waiver of Lessee's default regarding such overdue amount, nor prevent Owner from exercising any of Owner's other rights and remedies granted under this Agreement. If any

. Rental Payment or other amount payable by Lessee remains delinquent for a period in excess of thirty (30) days, Lessee shall pay to Owner, in addition to the late charge, interest from and after the due date at the Interest Rate. Lessee's payment of such interest shall not excuse or cure any default by Lessee.

5.

Option. Owner grants to Lessee the exclusive right to purchase the Property, free and clear of all liens, claims and encumbrances other than the Royalty reserved by Owner and subject further to Lessee's obligations under the conveyance substantially in the form attached as Exhibit B hereto executed and delivered by Owner on the closing of the Option. The Purchase Price for the Property shall be Three Hundred Thousand Dollars ($300,000.00). The Rental Payments paid by Lessee to Owner shall not be credited against the Purchase Price. Lessee's payment of the 'Purchase Price shall not be credited against the Royalty.

Si

Notice of Election. If Lessee elects to exercise the Option, Lessee shall deliver written notice to Owner. On Owner's receipt of Lessee's notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner's delivery of the notice.

5.2

Real Property Transfer Taxes. Lessee shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option.

5.3

Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the property and not otherwise provided for in this Agreement shall he prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month.

5.4

Payment on Closing. On closing of the Option, Lessee shall pay the balance of the

Purchase Price to Owner, in cash or by wire transfer to an account designated by Owner.

5.5

Conveyance on Closing. If Lessee exercises and closes the Option, Owner shall execute and deliver to Lessee a conveyance of the Property, which contains the reservation of the Royalty, in the form of Exhibit B attached to and by this reference incorporated in this Agreement. The execution, delivery and recording of the conveyance shall not constitute a merger of Lessee's obligations under this Agreement, which shall survive the closing of the Option. Owner and Lessee shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

5.6

Effect of Closing. On closing of the Option, Lessee shall own the Property, free and clear of all liens, claims and encumberances other than the Royalty reserved by Owner and subject further to Lessee's obligations stated in the conveyance of the Property.

6.

Lessee's Compliance with the Law. Lessee shall, at Lessee's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property.-by Lessee,.including butt-tot...limited...to all exploration and development work performed by Lessee during the term of this Agreement. Lessee shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and Lessee shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to Lessee's failure to comply with any applicable Governmental Regulations. Owner agrees to cooperate with Lessee in Lessee's application for governmental licenses, permits, and approvals, the costs of which shall be borne by Lessee. Promptly following the Effective Date, Lessee shall apply and diligently prosecute its application for a special use permit for mining operations on the Property.

6.1

Owner's Compliance. Owner shall defend, indemnify and hold harmless Lessee from any and all actions assessments, claims, Costs, fines, liability and penalties arising from or relating to Owner's failure to comply with any applicable Governmental regulations prior to the Effective Date of this Agreement.

7.

Lessee's Work Practices and Reporting

7.1

Work Practices. Lessee shall employ reasonable exploration and development practices with respect to all work done on the Property. .

7.2.

Inspection of Data. During the term of this Agreement, Owner shall have the right to examine and make copies of all data regarding the Property in Lessee's possession during reasonable business hours and upon prior notice, provided, however, that the rights of the Owner to examine such data shall be exercised in a manner that does not interfere with the operations of Lessee and provided further that such data shall remain the property of the Lessee (except as and when required to be delivered to the. Owner hereunder upon expiration of the Option) and the Owner shall treat all such data as confidential and not disclose same to anyone without the Lessee's express prior written consent.

7.3

Reports. On December 1 of each year during the term of this Agreement, Lessee shall deliver to Owner a comprehensive report in digital and paper format of all activities conducted on the Property for the previous year.

8.

Scope of Agreement. This Agreement shall extend to and include the unpatented mining claims described in Exhibit A of this Agreement and in the exhibits which are part of this Agree-mint, and all other interests, mining claims and property rights made part of and subject to this Agreement in accordance with this Section. All unpatented mining claims located by Owner or Lessee which are partially or wholly in the Area of Interest shall be located in Owner's name and shall be part of and subject to this Agreement. On location by a party of any mining claims in the Area of Interest, the locating party shall promptly notify the other party. The parties shall execute and deliver an amendment of this Agreement, in recordable form, which provides that the newly located unpatented mining claims are part of the Property and are subject to this Agreement. The amendment made may be recorded by either party.

9.

Liens and Notices of Non-Responsibility. Lessee agrees to keep the Property at al.1 times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by Lessee, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for Lessee which may or might become a lien, charge or encumbrance; except that Lessee need not discharge or release any such lien, charge or encumbrance so long as Lessee disputes or contests the lien, charge or encumbrance and posts a bond sufficient to discharge lien acceptable to Owner. Subject to Lessee's right to post a bond in accordance with the foregoing, if Lessee does not within thirty (30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not obligation to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney fees, shall be paid by Lessee to Owner on demand within 10 days with interest accruing thereafter at the Interest Rate. Notwithstanding the provisions of this Section. Lessee shall have the right to grant a lien and. security interest in the Property for the purpose of obtaining financing for the development of a mine on the Property.

10.

Taxes.

10.1

Real Property Taxes. Owner shall pay any and all taxes assessed and due against the Property before the execution of this Agreement. Lessee shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied, or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between the Owner and Lessee, except that neither the Owner nor Lessee shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party.

10.2 Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

10.3 income Taxes. Owner shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to Lessee, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

10.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are Lessee's responsibility, Owner shall promptly forward them to Lessee for payment.

II.

Insurance and Indemnity.

11.1

Lessee's Liability Insurance. Where practicable and available on commercially reasonable terms, Lessee or any third party contractor engaged by Lessee to undertake operations on the Property, shall, at Lessee's or the contractor's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least Two Million Dollars ($2,000,000) per occurrence for injuries to or death of person, One Million Dollars ($1,000,000) per occurrence for property damage, and with contractual liability endorsement insuring Lessee's performance of Lessee's indemnity obligations of this Agreement, provided that, unless otherwise expressly agreed to in writing by the parties, the foregoing obligation shall not be effective until the Lessee has commenced commercial production on the Property. Lessee will ensure that Owner is named as an insured as required under any such policy affecting operations associated with this agreement on the Property.

11.2 Form and Certificates. The policy of insurance required to be carried by Lessee or its contractors pursuant to this Section shall be with an insurer approved by Owner and shall have a Best's Insurance rating of at least A-VII. Such policy shall name Owner as an additional insured and contain a cross-liability and sever ability endorsement. Lessee's insurance policy shall also be primary insurance without right of contribution from any policy carried by Owner. A certificate of insurance and a copy of Lessee's insurance policy shall be provided to Owner before any entry by Lessee or its agents or employees on the Property and shall provide that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days prior written notice to Owner.

11.3 Waiver of Subrogation. Lessee and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received, under any insurance policy carried by Owner or Lessee and in force at the time of such loss or damage.

11.4 Waiver and Indemnification. Owner shall not be liable to I „cssee and Lessee waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the

Property or arising from or relating to Lessee's business conducted on the Property. Lessee shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Lessee or Lessee's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Lessee in the performance of any obligation on the part of Lessee to be performed under the terms of this Agreement (all of the foregoing collectively referred to hereinafter as General Indemnity

Claims). Lessee agrees to defend all General Indemnity Claims on behalf of Owner, with counsel reasonably acceptable to Owner. The obligations of Lessee contained in this Section shall survive the expiration•ofthe -term•or-sooner termination-of this Agreement.

11.5 Waiver and Indemnification. Lessee shall not be liable to Owner and Owner waives all claims against Lessee for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to Owner's business conducted on the Property prior to this Agreement. Owner shall defend, indemnify and hold harmless Lessee and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by Owner or Owner's agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by Owner in the performance of any obligation on the part of Owner performed prior to this Agreement (all of the foregoing collectively referred to hereinafter as General Indemnity Claims). Owner agrees to defend all General Indemnity Claims on behalf of Lessee, with counsel reasonably acceptable to Owner. The obligations of Owner contained in this Section shall survive the expiration of the term or sooner termination of this Agreement.

12.

Environmental.

12.1

Definitions. Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any Federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable Federal, state, or local governmental law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of Federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.

12.2

Lessee Hazardous Material Activities. Lessee shall limit any use, generation,

storage, treatment, transportation, and handling of Hazardous Materials ("Hazardous Materials Activities") in connection with Lessee's use of the Property (collectively "Lessee Hazardous Materials Activities") to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement. Lessee Hazardous Materials Activities include, without limitation, all such activities on or about the Property by Lessee's employees, partners, agents, invitees, contractors and their subcontractors. Lessee shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property. Lessee shall cause all Lessee Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws. Lessee shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in.c:onnection.with..Les.see.11azardous...MaterialsActivities.,.and
Lessee shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with Lessee Hazardous Materials Activities. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for Lessee to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, Lessee shall be solely responsible, at Lessee expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. All Lessee Hazardous Materials Activities shall be performed by qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable occupational health and safety laws and regulations. Lessee shall cause all Hazardous Materials present at the Property in connection with Lessee Hazardous Materials Activities to be safely and securely stored, using double containment. Lessee agrees that neither its use of the Property nor Lessee I Ia.zardous Materials Activities shall result in contamination of the environment.

12.3. Spills of Hazardous Materials. Lessee shall promptly notify Owner and each governmental regulatory entity with jurisdiction of any spills, releases, or leaks of Hazardous Materials, including but not limited to any contamination of the environment ("Contamination") that occur in connection with Lessee Hazardous Materials Activities or Lessee's use of the Property (collectively "Lessee Contamination"). Lessee further shall promptly notify Owner of any claims of which Lessee becomes aware regarding any actual or alleged Lessee Contamination. Lessee shall be solely responsible at its expense for promptly, diligently and thoroughly investigating, monitoring, reporting on, responding to, and cleaning up to completion any and all such Lessee Contamination, in full conformance to Applicable Environmental Laws (collectively the "Lessee Environmental Response Work"). All Lessee Environmental Response Work shall be reported to each governmental regulatory entity with jurisdiction on an ongoing basis, and Lessee shall diligently attempt to attain written concurrence each such regulatory entity that all Lessee Environmental Response Work has been satisfactorily performed and completed. Lessee at its expense shall keep Owner timely informed of Lessee's progress in responding to any Lessee Contamination, including but not limited to providing Owner with copies, at Lessee's expense, of all reports, work plans, and communications with governmental entities.

12.4 Removal of Stored Hazardous Materials. Before the expiration or termination of this Agreement, and not withstanding any other provision of th.is Agreement, and in full conformance to Applicable Environmental Laws, Lessee shall: (a) cause to be properly removed from the Property all Hazardo-us Materials stored at the Property in connection with Lessee's use of the Property or in connection with Lessee Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities. As part of the closure and removal activities described in the preceding sentence, Lessee shall cause to be performed representative environmental sampling of areas of the Property where such handling, storing or treating of Hazardous Materials occurred, to confirm that no contamination of the environment has.resulted .from.any.Lesseeliazardous Materi  Activities...Such sampling. shall -
be performed by a qualified environmental consultant acceptable to Owner, and such consultant shall promptly issue a written report which describes the consultant's data, findings and conclusions, a copy of which shall be provided to Owner at Lessee's expense. If any Lessee Contamination is discovered, Lessee shall immediately initiate Lessee Environmental Response Work as prescribed in this Agreement.

12.5 Environmental Indemnity, Lessee shall promptly reimburse, defend, indemnify (with legal counsel acceptable to Owner, whose consent shall not unreasonably be withheld) and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, tines, penalties, expenses, costs, (including but not limited to reasonable attorney's fees, consultant's fees, and other expert's fees and costs), and damages which arise from or relate to: (a) Lessee Hazardous Materials Activities; (b) Lessee Contamination; ( c ) any non- compliance with Applicable Environmental Laws in connection with Lessee's use of the Property; or (d) a breech of any obligation of Lessee under this Section,

12.6 Environmental Indemnity. Owner shall promptly reimburse, defend, indemnify and hold harmless Lessee, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs, (including but not limited to reasonable attorney's fees, consultant's fees, and other expert's .fees and costs), and damages which arise from or relate to: (a) Hazardous Materials Activities in connection with Owner's use of the Property ("Owner Hazardous Materials Activities"); (b) Contamination occurring in connection with Owner 'Hazardous Materials Activities or Owner's use of the Property ("Owner Contamination"); ( c ) any non- compliance with Applicable Environmental Laws in connection with Owner's use of the Property prior to the execution of this Agreement,

17.7

Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

13.

Work Obligations and Conversion of Claims.

13.1

Work Obligations.

13.1.1 Annual Assessment Work. To the extent required by law, beginning with the annual assessment work period of September 1 of the year prior to the Effective Date, to September 1 of the year of the Effective Date, and for each following annual assessment work year thereafter, Lessee shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable Federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate Federal, state and local office as i.required.by..applicable.Federal., ..state. and. locallaws,..regulations .and.. ordinances.. If Lessee- elects-- to terminate this Agreement more than three (3) months before the deadline for performance of annual assessment work for the following annual assessment year, Lessee shall have no obligation to neither perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year. Lessee's obligation, if any, to perform the annual assessment work for the assessment work period September l 2009 to September 1, 2010, is an unconditional obligation of Lessee which shall survive termination of this Agreement.

13.1.2 Federal Mining Claim Maintenance Fees. If under applicable Federal laws and regulations Federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1 of the year prior to the Effective Date, to September 1 of the year of the Effective Date, Lessee shall timely and properly pay to Owner the Federal annual mining claim maintenance fees and County recording fees, and Owner shall execute and record or file, as applicable proof of payment of the Federal animal mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property. If Lessee elects to terminate this Agreement more than three (3) months before the deadline for payment of the Federal annual mining claim maintenance fees for the following annual assessment year, Lessee shall have no obligation to pay the Federal annual mining claim maintenance fees for the Property for the following assessment year. Lessee's obligation for payment of Federal annual mining claim maintenance fees to Owner for the assessment work period September 1 of the year prior to the Effective Date, to September 1 of the year of the 'Effective Date, is an unconditional obligation of Lessee which shall survive termination of this Agreement.

13.2 Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall he subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and Lessee shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property, except as expressly provided in this Agreement.

13,3 If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interests in the unpatented mining claims compromising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of .such.convertedinterests. or rights„the.parties-shall-execute-and-

Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

14.

Relationship of the Parties.

14.1

No Partnership. This Agreement shall not be deemed to constitute any party in its capacity as such, the partner, agent, or legal representative of any other party, or to create any joint venture, partnership, or mining partnership between the parties.

14.2

Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right to it outside the scope of this Agreement.

15.

Inspection. Owner or Owner's duty authorized representatives shall be permitted to enter on the Property and Lessee's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Lessee's operations.

16.

Title. OWNER represents and warrants that: (a) the unpatented mining claims which are part of the Property were properly located in accordance with applicable Federal and state laws and regulations; (b) the unpatented mining claims which are part of the Property are in good standing; (c) subject to the paramount title of the United States, Owner has the good right and lull power to lease and to convey the unpatented mining claims which are part of the Property and the fee lands which are part of the Property described in this Agreement; and (d) the Property is free and clear of all liens, claims, and encumbrances and Owner has good and marketable title to the Property. Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property. Owner's representations and warranties concerning title shall survive termination of this Agreement and the conveyance from Owner to Lessee on exercise and closing of the Option.

17.

Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

17.1 Compliance with Laws. That is has, to the best of its knowledge, information and belief, complied with all applicable laws and regulations of any governmental body, Federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

..1.7.2 .No...Pending Proceedings.. That there .are..no lawsuits OT.- proceedings-pending-or-threatened which affect its liability to perform the terms of this Agreement.

17.3

Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4 Brokers. That it has had no dealings with any agent, broker, or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's, broker's or finder's fee is due in connection with this Agreement.

18.

Termination by Owner. Any failure by Lessee to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be default. Owner may give Lessee written notice of a default. If default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if Lessee has not within that time commenced action to cure the same or does not after such commence mint diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to Lessee of Owner's termination of this Agreement. In case of Lessee's failure to pay the Rental Payments, Owner shall be entitled to give Lessee written notice of the default, and if such default is not remedied within fifteen (15) days after receipt of the notice, then Owner may terminate this Agreement by delivering notice to Lessee of Owner's termination of this Agreement. On termination of this Agreement based on Lessee's default, within ten (10) days Lessee shall execute to Owner a release of this Agreement in form acceptable for recording.

19.

Termination by Lessee. Lessee may terminate this Agreement at any time by giving written thirty (30) days advance notice to Owner. If Lessee terminates this Agreement, Lessee shall perform all obligations and pay all payments which accrue or become due before the termination date. On Lessee's termination of this Agreement, within ten (10) days Lessee shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20.

Surrender of Property. On expiration or termination of this Agreement, Lessee shall surrender the Property promptly to Owner and at Lessee's sole cost shall remove from the Property all of Lessee's equipment, buildings, and structures. Lessee shall reclaim the Property in accordance with all applicable Governmental Regulations. Lessee shall diligently perform reclamation and restoration of the Property such that Lessee's reclamation and restoration shall be completed before expiration or termination of this Agreement and not later than the date required under any Governmental Regulations.

21.

Data. Within thirty (30) days following termination of this Agreement, Lessee shall deliver to Owner both paper and digital copies of all data regarding the Property in Lessee's --=possession- at-the-time of termination-which before-termination have-notheen:furnishedto-Owner -- and, at Owner's request, Lessee shall deliver to Owner all drilling core samples and sample splits taken from the Property.

22.

Confidentiality. The data and information, including the terms of this Agreement, coming into Lessee's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. Lessee agrees to inform Owner of the content of the announcement or disclosure in sufficient time to permit Owner to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

23.

Assignment.

23.1

Lessee's Assignment. Lessee shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property save and except for a Transfer to its corporate parent or any subsidiary or affiliate thereof, without, in each case, Owner's prior written consent, and such consent shall not be unreasonably withheld. The transfer by the parties who as of the Effective Date hold or own a controlling interest in Lessee, whether in a single transaction or in a series of transactions, shall constitute an assignment for purposes of this Section. Any Transfer of this Agreement which is prohibited under this Section shall be deemed void and shall constitute a material default under the terms of this Agreement.

23.2 Owner's Assignment. Owner shall have the right to assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property except as outlined in paragraph 23.3 below. No change in ownership of Owner's interest in the Property shall affect Lessee's obligations under this Agreement unless and until Owner delivers and Lessee receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until Lessee receives Owner's notice and the documents required to be delivered under this Section. Lessee may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge Lessee's obligation or diminish Lessee's rights under this Agreement.

23.3 Right of First Refusal. If Owner from time to time ,receives any offer ( the "Offer") from an aims length third party ( tire "Third Party") to purchase any part of Owner's interest ( theqtaterest").under-this.agreementrincludingits -royaltyinterest„--Owner-agrees-to-notify.Lessee-:- of such offer in writing and provide Lessee notice of the terms of such Offer in writing, ( the "Notice") with in 10 days of receipt of such Offer. Owner further agrees to grant Lessee the right of first refusal for a 30 day period following Lessee's receipt of the Notice, to acquire the Interest on the same terms as the Offer. If Lessee does not agree in writing to acquire such Interest on such terms within the 30 day period the right of first refusal will expire and the Owner will be free to dispose of such Interest to tire Third Party on the same terms as the Offer. Should Owner not conclude an agreement to dispose of the Interest the terms of this paragraph will survive from time to time if any new Offers are received by Owner.

24.

This agreement is subject to approval by Lessee's board of directors and any regulatory authority having jurisdiction over this transaction.

25.

Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner:

Owner

Energex LLC

5004 E. Alburquerque Road. Reno, Nevada 89511

If to Lessee:

Lessee

MAX Resource, Inc.

5004 Albuquerque Road, Reno, Nevada 89511

With a copy to:

Max Resources Corp. 400 Burrard, Box 41 14th Floor

Vancouver, B.C.

Canada V6C 302 Phone: 604 689-1749

26.

Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

27.

Entire Agreement. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

28.

Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

29.

Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

30.

Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the valid-it of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be invalid.

31.

Time of Essence. Time is of the essence in the performance of the parties' obligations under this Agreement.

In witness whereof the undersigned corporations have by their duly authorized officers executed this Agreement effective as of the Effective Date.

Owner:

this Mining,Lease and Option to Purchase Agreement was acknowledged before me on

/1)

, 2O'. by

( a

acting in

Notary Public

NOTARY PUBLIC STATE OF NEVADA
COUNTY 0("‘NASHOE
APPT. No. 08-7185-2
MY APPT. E XPR ES NOVEMBER 27, 2011-

This•mining- Lease and Option to Purchase agreement was acknowledged before me on

kJ-

, 20 (7

by

r

acting in his capacity as President

of MAX RESOURCE, INC.

CALLEN D. LESCHERT,
Barrister & SolleitOr
Suite '2760 - 200 Granville Street
Vancouver, BC
V6C 1S4

EXHIBIT A
to Mining Lease and Option to Purchase Agreement between the Energex LLC, and MAX
RESOURCE, INC. as of the 1st day of September, 2009

Property Description

CJN1-10 unpatented lade mining claims in section 10 T.-3.5.N., R. 36 E. Humboldt 'County, Nevada

Nevada Mining Claim BLM Numbers NMC 0998450-0998459 inclusive.

Exhibit B
to Mining Lease and Option to Purchase Agreement between the Energex LLC, and
MAX RESOURCE, INC. as of the 1st day of September, 2009

Form of Conveyance under section 5.5 of Agreement

Unpatented mining claims

Na Assessor's Parcel Number

Recorded at the request of and when recorded return to: Max Resource, Inc.

Quitclaim Deed With Reservation of Royalty

This Quitclaim Deed With Reservation of Royalty ("Deed") is made by the Energex LL,Cl (collectively "Owner"), to MAX RESOURCE, :INC. a company incorporated. pursuant to the laws of the State of Nevada with an office located at 5004 Albuquerque Road, Reno, Nevada 89511 ("MAX").

Recitals

A.

Owner and MAX arc parties to the Mining Lease and Option to Purchase Agreement dated effective September 1, 2009 (the "Agreement"), concerning the unpatented lode mining claims situated in Humboldt County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Deed (collectively the "Royalty Property"), in accordance with which Owner agreed to sell to MAX all of Owner's right, title and interest in and to the Royalty Property, subject to Owner's reservation to Owner of the production royalty (the "Royalty") described in this Deed.

13.

Owner and MAX have closed the purchase and sale of the Royalty Property in accordance with the Agreement.

In consideration of the parties' rights and obligations under the Agreement, the parties agree as follows:

1. Quitclaim. Owner quitclaims to MAX, and its assigns and successors forever, all of Owner's right, title and interest in the Royalty Property, except and subject to Owner's reserved Royalty and the parties' rights and obligations under this Deed.

2. Royalty. Owner grants, reserves and retains to itself, and Owner's assigns and successors forever, and MAX agrees and covenants to pay to Owner, and Owner's assigns and successors, a production royalty based on the net smelter returns, as calculated and determined in accordance with Exhibit B attached to and by this reference incorporated in this Deed. The Royalty percentage rate shall be three percent (3%). The Royalty percentage rate for the production of Minerals from lands within the Area of Interest, as defined in Section 2.1, in which MAX acquires an interest from any third party by lease, option, purchase or otherwise shall be the difference between the Royalty otherwise payable to Owner less the royalty paid to the third .. party.. ..

2.1 Burden on Royalty Property. The Royalty shall burden and run with the Royalty Property, including any amendments, conversions to a lease or other form of tenure, relocations or. patent of all or any of the unpatented mining claims which comprise all or part of the Royalty Property, including any additional unpatented mining claims which MAX locates and any mineral interests or rights which MAX acquires from any third party in or on the lands which are within one mile from the exterior boundaries of Property Location (the Area of Interest"). On amendment, conversion to a lease or other form of tenure, relocation or patenting of any of the unpatented mining claims which comprise all or part of the Royalty Property, MAX agrees and covenants to execute, deliver and record in the office of the recorder in which all or any part of the Royalty Property is situated an instrument by which MAX grants to Owner the Royalty and subjects the amended, converted or relocated unpatented mining claims and the patented claims, as applicable, to all of the burdens, conditions, obligations and terms of this Deed.

2.2

Payment of Royalty. MAX shall calculate and pay the Royalty in accordance with the provisions of Exhibit B. If MAX does not timely pay the Royalty, Owner may give written notice to MAX that MAX is in default of its obligations under this Deed. MAX shall pay interest and the late charge prescribed in Exhibit B which shall accrue from the day the delinquent Royalty payment was due to the date of payment of the Royalty and accrued interest. MAX shall pay all of Owner's attorney's fees and all other costs incurred by Owner to collect the delinquent Royalty payment.

2.3 Production Records. MAX shall keep true and accurate accounts, books and records of all of its activities, operations and production of minerals on the Royalty Property.

2.4 Royalty Option. Owner grants to MAX the exclusive right to purchase a portion of the Royalty. The Royalty purchase price shall be One Million Dollars ($1,000,000.00) for one percent (1%) of the Royalty. MAX may exercise the option to purchase the Royalty at any time within six (6) months after a positive feasibility study for the Royalty Property is issued. If MA.X does not timely exercise the option to purchase the Royalty, it shall be deemed to have irrevocably terminated and waived the option to purchase the

Royalty. If MAX timely exercises the option to purchase the Royalty, the parties shall diligently attempt to close the purchase of the Royalty within thirty (30) days following MAX RESOURCES' delivery of notice of its election. MAX shall deliver the purchase price for the Royalty in cash or by wire transfer directed to an account designated by Owner and Owner shall execute and deliver to MAX a conveyance of the portion of the Royalty purchase. On closing of the option to purchase the Royalty, MAX shall acquire and own the portion of the Royalty subject to the option and Owner shall retain the Royalty of two percent (2%). No Rental Payments paid under the Agreement and no Advance Payments or Royalty payments paid under this Deed shall apply to the Royalty purchase price.

3.

Commingling. MAX shall have the right to commingle minerals from the Royalty Property with minerals mined from other properties. Not less than sixty (60) days before commencement of commingling, MAX shall notify Owner and shall deliver to Owner MAX RESOURCES' proposed commingling plan for Owner's review. Before MAX commingles any minerals produced from the Royalty Property with minerals from other properties, the minerals produced from the Royalty Property and other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial minerals and other appropriate content. MAX shall keep detailed accounts and records which show measures, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the minerals. From this information, MAX shall determine the amount of the Royalty clue and payable to Owner for minerals produced from the 'Royalty Property commingled with minerals from other properties.

4.

Reports. Not later than February I. and August 1 of each year (or such other dates as may be reasonably agreed to by the parties), MAX shall deliver to Owner a comprehensive report of all exploration, development and mining activities and operations conducted by MAX on or relating to the Property during the preceding six (6) months. Such semiannual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Royalty Property for the succeeding year. MAX shall provide Owner reasonable access to all data and information generated regarding the Royalty Property.

5.

Inspections. Owner, or its authorized agents or representatives, may enter upon all surface and subsurface portions of the Royalty Property for the purpose of inspecting the Royalty Property and an improvements and operations on the Royalty Property, as well as inspecting and copying all accounts and records, including without limitation such accounts and records which are maintained electronically, pertaining to all activities and operations on or relating to the Royalty Property, the improvements or operations.

6.

Compliance with Laws, Reclamation, Environmental Obligations and Indemnities.

6.1 Compliance with Laws. MAX shall at all times comply with all applicable federal, state and local laws, regulations and ordinances relating to MAX RESOURCES' activities and operations on or relating to the Royalty Property.

6.2 Reclamation, Environmental Obligations and Indemnities. MAX shall perform all reclamation required under federal, state and local laws, regulations and ordinances relating to MAX's activities or operations on or relating to the Royalty Property. MAX shall defend, indemnify and hold harmless Owner from and against any and all actions, claims, costs, damages, expenses (including attorney's fees and legal costs), liabilities and responsibilities -arising from or relating to MAX 's activities or operations on or relating to the Royalty Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Royalty Property_ MAX's obligations under this Section shall survive the abandonment, surrender or transfer of the Royalty Property.

7.

Tailings and Residues. All tailings, residues, waste rock, spoiled leach materials and other materials (collectively "Materials") resulting .from MAX's operations and activities on the Royalty Property shall be MAX's sole property, but shall remain subject to the Royalty if they are processed or reprocessed and MAX receives revenues from such processing or reprocessing. If Materials are processed or reprocessed, the Royalty payable shall be determined by using the best engineering, metallurgical and technical practices and standards then available.

8.

Title Maintenance.

8.1 Title Maintenance and Taxes. MAX shall maintain title to the Royalty Property, including without limitation, paying when due all taxes on or with respect to the Royalty Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of MAX and Owner, respectively, in the Royalty Property and under this Deed.

8.2 Assessment Work. MAX shall perform all required assessment work on, pay all mining claim maintenance fees and make such filings and recordings as are necessary to maintain title to the Royalty Property in accordance with applicable federal and state laws and regulations.

8.3 Abandonment. If MAX intends to abandon or surrender any of the Royalty Property (the "Abandonment Property"), MAX shall first give notice of such intention to Owner at least ninety (90) days in advance of the proposed date of abandonment or surrender. At any time before the date of MAX's proposed abandonment or surrender of the Royally Property Owner may deliver notice to MAX that Owner desires MAX to convey the Abandonment Property to Owner. In such case, MAX shall convey the Abandonment Property to Owner free and clear of any claims, encumbrances or liens created by, through or under MAX. If Owner does not timely request reconveyance of the Abandonment Property, Owner's right to do so shall be irrevocably terminated.

8.4 Right to Transfer Subject to Royalty. Nothing herein shall be construed to prevent MAX from selling, transferring, mortgaging, eneumbraneing or otherwise dealing with the Royalty Property or any interest therein provided that any third party who thereby acquires any right or interest therein shall acknowledge and continue to be bound by this Deed and Agreement which shall continue unabated and in full force and effect.

9. General Provisions.

9.1 Conflict. If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of the Agreement shall prevail.

9.2 Entire Agreement. This Deed and the Agreement constitute the entire agreement between the parties.

9.3 Additional Documents. The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

9.4 Binding Effect. All of the covenants, conditions, and terms. of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

9.5 No Partnership. Nothing in this Deed shall be construed to create, expressly or by implication, a joint venture, mining partnership or other partnership relationship between the parties.

9.6 Governing Law. This Deed is to be governed by and construed under the laws of the State of Nevada.

9.7 Time of Essence. Time is of the essence in this Deed.

9.8 Notices. Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

If to Owner: Energex LLC

5004 E. Albuquerque Rd. Reno, Nevada 89511

If to MAX:

MAX Resource, Inc.

5004 Albuquerque Road, Reno, Nevada 89511

With a copy to:

Max Resources Corp. 400 Burrard, Box 41 14th Floor

Vancouver, B.C.

Canada V6C 3G2 Phone: 604 689-1749

This Deed is effective September 1, regardless of the date on which the parties execute this Deed.

STATE OF NEVADA,

This Quitclaim Deed ,With Reservation of Royalty was acknowledged before me on

September 1, 2009 by Clarence Wendt acting in his apacity as President of Energex LLC

NOTARY PUBLIC - STATE OF NEVADA KR1STiANA SNIP17'El\--7-1

C:!" WAS HOE

08-71

Notary Public

EXP!R,,s; NOV'..tivIBER 27, 20.11

This Quitclaim Deed With Reservation of Royalty was acknowledged before me on

, 20

, by

acting in his capacity as President
of MAX RESOURCE, INC.

Exhibit J. to Quitclaim Deed With Reservation of Royalty Net Smelter Returns
made by the Energex LLC (collectively "Owner"), to MAX RESOURCE, INC.

Payer: MAX RESOURCE, INC.
Recipient: Energex LEG

Net Smelter Returns Provisions

The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.

Definitions.

1.1 "Gold Production" means the quantity of refined gold outtumed to Payer's account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

1.2 "Gross Value" shall be determined on a monthly basis and have the following meanings with respect to the following Minerals:

1.2.1 Gold

(a)

If Payer sells unprocessed gold ores, or gold dore or gold concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Payer during the month from such sales. Payer shall have the right to sell such unprocessed gold ores, gold dore and gold concentrates to an affiliated party, except that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances,

(b)

If Payer produces refilled gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1 (a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average

Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

1.2.2 Silver

(a)

If Payer sells unprocessed silver ores, or silver dore or silver concentrates produced from Minerals, then Gross Value shall be equal to the proceeds received by Payer during the month from such sales. Payer shall have the right to sell such unprocessed silver ores, silver dore and silver concentrates to an affiliated party,

- proVided that-Stieli Sdle-S Shall be cotisideted; solely fat the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)

If Payer produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall he determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

1.2.3 All Other Minerals.

(a)

If Payer sells unprocessed ores, dare or concentrates of any Minerals other than gold or silver, then the Gross Value shall be equal to the amount of proceeds received by Payer during the month from such sales. Payer shall have the right to sell such unprocessed ores, dore or concentrates to an affiliated party, provided that such sales shall be considered, solely for the purpose of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

(b)

If Payer produces refined or processed metals from Minerals other than relined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payer during the month from the sale of such refined or processed metals. Payer shall have the right to sell such refilled or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

1.3 "Minerals means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.4 "Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of "days for -which such prices were reported during that-month: If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall he replaced with references to prices of gold for immediate sale in another established marked selected by Payer, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.5 "Monthly- Average Silver Price" means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payer as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

1.6 "Net Smelter Returns' means the Gross Value of all Minerals, less only the following costs, charges and expenses paid or incurred by Payer with respect to the refining and smelting of such Minerals, without limitation:

1.6.1 Charges for smelting and refining (including assaying, penalty and sampling charges); and

1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter, refinery, autoclave or off-Property facility owned by a third party, but in no event charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining, processing, on-Property transportation of Minerals or ores mined from the Property or, except as provided in this Section, transportation of the same to a concentrator, crusher, heap or other leach. process, mill or plant whether on or off the Property.

1.7 "Property" means the interests and properties described in the instrument to which this Exhibit is attached and is made a part.

1.8 "Silver Production" means the quantity of refined silver outturned to Payer's account by an independent third-party refinery for silver produced from the 'Property during the month on either a provisional or final settlement basis.

2. Payment Procedures.

2.1 Accrual of Obligation. Payer's obligation to pay the royalty shall accrue upon the sale or shipment from the Property of unrefined metals, dore .metal;. concentrates, ores or other Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payer's account.

2.2 Monthly Calculations and Payments. Net Smelter Returns royalties shall be determined on a monthly basis. Payer shall pay Recipient each monthly royalty payment on or before the last business day of the month immediately following the last day of the month in which the royalty payment obligation accrues. If Payer does not timely pay any payment payable by Payer under this Exhibit within ten (10) days after the date on which such payment is due, Payer shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount. Recipient's acceptance of the late charge payment shall not constitute a waiver of Payer s default regarding such overdue amount, nor prevent Recipient from exercising any of Recipient' s other rights and remedies granted under this Exhibit. If any Rental Payment or other amount payable by Payer remains delinquent for a period in excess of thirty (30) days, Payer shall pay to Recipient, in addition to the late charge, interest from and after the due date at the Interest Rate. Payer's payment of such interest shall not excuse or cure any default by Payer.

2.3 Futures or Forward Saks. Except as provided in Sections 1.2.1 (a), 1.2.2( a) and 1.2.3 above (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payer, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.4 Statements. At the end of each month, Lessee shall deliver to Owner a report which describes in detail Lessee's production of Minerals and Minerals products and the calculation of the Royalty for the preceding month. Payer shall deliver with each royalty payment a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates, Minerals or ores produced from the Property sold or deemed sold by Payer in the preceding month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions; and other pertinent information in detail to explain the calculation of the payment with respect to such month. Payer shall deliver payment to Recipient at the address provided in the instrument to which this Exhibit is attached or such other address as Recipient designates in writing or by wire transfer to an account designated by Recipient.

2.5 Inventories and Stockpiles. Payer shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Recipient shall have thirty (30) calendar days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross _Value to -belletermined as. provided. by Sections...1.2_1 (b) for gold and. 1.2.2(b) as... - of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions specified in Section 1.6 above, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1 (b) and 1.2.2(b). The Recipient's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b). No royalty payments shall be due regarding stockpiles of other Minerals, concentrates or ores unless and until such Minerals, concentrates or ores are actually sold.

2.6 Audit. Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payer's accounts and records relating to the calculation and payment of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient. Recipient shall pay all costs of such audit unless the audit reveals an underpayment during the audit period of -five percent (5%) or more of the royalty payments paid during the audit period. All accounts, books and records used by Payer to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

2.7 Taxes. Each party shall bear and pay the net proceeds of mines tax assessed against each party's share of the. Net Smelter Returns. Each party shall pay all income taxes assessed against such party's share of the Net Smelter Returns or any other revenues received by such party liar the sale or use of Minerals or Minerals products produced From the Property.

3. Transfer or Encumbrance of Royalty. Recipient may assign, convey, encumber or otherwise transfer all or any part of its right, title and interest in and to the royalty, except that Payer shall have no obligation to make its payments to any third party until Payer's receipt of written notice of any such transaction.

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STATE OF NEVADA,

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MAX Resource, Inc,
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